ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: www.nvsos.gov

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK IN ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Kerrisdale Mining Corporation

2. The articles have been amended as follows: (provide article numbers, if available)

The "Fourth" article is hereby deleted in its entirety and the following "Fourth" article is substituted in lieu thereof:

The total number of shares of capital stock authorized that the Corporation may issue is 510,000,000 shares, of which the Corporation is authorized to issue 500,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share. The preferred stock of the Corporation shall be issued by the Board of Directors of the Corporation in one or more classes or one or more series within any class and such classes or series shall have full, limited, multiple, fractional or no voting powers and such designations, preferences, limitations, privileges, qualifications, as well as dividend, conversion, liquidation, voting, and other special or relative rights as shall be determined by the Board of Directors from time to time and expressed in resolutions providing for the issuance of the preferred stock that are adopted and approved by the Corporation's Board of Directors.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation1 have voted in favor of the amendment is:         52.38%

4. Effective date of filing: (optional)

                                             (must not be later than 90 days after the certificate is filed)
5.  Signature: (required)

X /s/ John S. Morita
Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

Nevada Secretary of State Amend Profit-After
This form must be accompanied by appropriate fees.	Revised 7-1-08